Exhibit 23.1

Paritz	& Company, P.A	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201) 342-7753 Fax: (201) 342-7598 E-Mail: PARITZ@paritz.com

Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Montreal Services Company, of our report dated June 17, 2009 on our audit of the financial statements of Montreal Services Company as of May 31, 2009 and the related statements of operations, stockholders’ deficiency and cash flows from the period from inception (May 6, 2009) to May 31, 2009, and the references to us under the caption “Experts”.

PARITZ & COMPANY, P.A.
Paritz & Company, P.A.
Hackensack, New Jersey
June 17, 2009